FOR IMMEDIATE RELEASE: November 20, 2000

CONTACT:  Gregory L. Wilson
          Chairman and President
          Bradley T Nielson
          Chief Financial Officer and Chief Operating Officer
          MITY Enterprises, Inc.
          801-224-0589


              MITY ENTERPRISES, INC. ANNOUNCES FINANCIAL RESULTS FOR SECOND QUARTER--RESTATES FIRST QUARTER

OREM, UTAH -- Gregory L. Wilson, president and chief executive officer of MITY Enterprises, Inc. (NASDAQ: MITY), today announced financial results for the second quarter ended September 30, 2000.

Net sales for the second quarter totaled $14.9 million, up 36 percent from $11.0 million a year ago. The Company posted a net loss for the quarter of ($118,000) compared to net income of $1.2 million reported for the second quarter in the previous year. Basic and diluted earnings per share for the recent quarter amounted to ($0.02)-- compared with basic and diluted per share of $0.26 and $0.24, respectively, a year ago.

For the six-month period ended September 30, 2000, net sales totaled $31.4 million, up 42 percent from $22.2 million a year ago. Net income for the period decreased to $313,000 from $2.3 million in the previous year. Basic and diluted earnings per share for the six-month period were $0.06. These compare with basic and diluted earnings per share of $0.47 and $0.44, respectively, for the year earlier period.

As compared to the second quarter of fiscal 2000, the increase in sales reflected growth of 15 percent in the multipurpose room unit, 56 percent in the healthcare seating unit and sales growth from the Company's recent DO Group acquisition. DO Group's specialty office seating and systems sales represented 15 percent of net sales for the quarter. The Company's earnings in its core multipurpose room business and healthcare seating business were offset by losses at the Company's DO Group operations for the quarter.

MITY also restated its results for the first fiscal quarter ended June 30, 2000. The Company restated results due to inventory and cost accounting discrepancies recently discovered in the DO Group office systems division. The Company determined that the inventory balance at June 30, 2000 was overstated by approximately $611,000 and accrued liabilities were understated by $97,000. The impact of the restatement has resulted in a decrease in the Company's operating profit of $708,000 and a decrease in net income of $439,000, or $0.08 per basic and diluted share for the first fiscal quarter ended June 30, 2000.

"Once again we are pleased with the performance of our core multipurpose room and healthcare seating units. These units have achieved a 15 percent and 33 percent growth, respectively, for the first six months of this fiscal year," said Wilson. "Our challenges remain with the DO Group and CenterCore operations in Marked Tree. Despite the disappointments we have faced there, we have made progress."

"The changes and improvements in Marked Tree are ongoing and will take time to fully implement," noted Bradley T Nielson, chief operating officer and chief financial officer of MITY. "Because of the continuing struggles, we are currently evaluating all strategic alternatives related to the CenterCore and DO Group operations."

The Company will host a follow-up live broadcast over the Internet to discuss the financial results at 4:30 PM (EST) today. The live web simulcast of the conference call will be available to the public online at www.mitylite.com or on StreetEvent's Individual Investor Center at www.streetevents.com.
Listeners are encouraged to log on five to ten minutes prior to the start time to ensure participation from the beginning. To listen to the broadcast, you must have RealAudio installed. If you do not have RealAudio, go to www.real.com fifteen minutes prior to the call, where you can download RealPlayer 8 Basic for free. A replay of the broadcast will be available within approximately one hour of the broadcast for a week following the call at the referenced websites.

Founded in 1987, MITY Enterprises, Inc. designs, manufactures and markets innovative institutional furniture created to meet the efficiency needs of its customers. The Company focuses on providing premium quality institutional furniture products to niche markets. The product lines consist of multipurpose room furniture, healthcare seating, call center furniture, specialty office seating, office systems and dispatch furniture. The Company's products are marketed under the Mity-Lite, Broda, CenterCore, Domore, DO3, Corel and JG trade names. Headquartered in Utah, Mity-Lite serves national and international customers directly and through distributors. For further information, visit the Company online at www.mitylite.com.

This press release includes statements that constitute "forward-looking" statements related to (i) the Company's continuing operational challenges in its CenterCore and DO Group operations in Marked Tree, Arkansas, (ii) the changes and improvements currently being implemented by management in the CenterCore DO Group operations, and (iii) the evaluation of strategic alternatives related to the CenterCore and DO Group operations. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to (a) the inability of management to successfully improve in a timely manner and operate adequate information systems in its CenterCore and DO Group operations leading to manufacturing inefficiencies, higher costs, lower margins and profitability, inefficient or inaccurate inventory management, and continuing customer dissatisfaction; (b) the Company's inability to increase sales and restore the CenterCore and DO Group customer base; (c) the Company's inability to fund continuing losses in its CenterCore and DO Group operations; (d) the Company's inability for any reason to pursue a satisfactory strategic alternative with respect to all or part of the CenterCore DO Group operations;
(e) loss of important customer contracts; (f) limited management and key employee resources; (g) declines in sales volumes and profit margins in the Company's core business; and (h) other risks and uncertainties detailed in the Company's periodic report fillings with the Securities and Exchange Commission. All forward-looking statements in this press release are based upon information available as of the date of this release. Such information may change or become invalid after the date of this release, and by making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

                                   -more-


                             MITY Enterprises, Inc.
                         Unaudited Financial Highlights
                                                       Three Months Ended
                                                         September 30,
                                                 -----------------------------
                                                      2000          1999
                                                 ------------- ---------------

Net sales                                         $14,882,000   $10,979,000

Income from operations                               (194,000)    1,789,000

Net income                                           (118,000)    1,235,000

Basic earnings per share                               ($0.02)        $0.26

Weighted average number of common shares-basic      5,074,039     4,809,989

Diluted earnings per share                             ($0.02)        $0.24

Weighted average common and common equivalent       5,213,106     5,134,128
shares -- diluted


                                                        Six Months Ended
                                                         September 30,
                                                 -----------------------------
                                                      2000          1999
                                                 ------------- ---------------

Net sales                                         $31,443,000   $22,202,000

Income from operations                                500,000     3,220,000

Net income                                            313,000     2,251,000

Basic earnings per share                                $0.06         $0.47

Weighted average number of common shares-basic      5,072,103     4,805,199

Diluted earnings per share                              $0.06         $0.44

Weighted average common and common equivalent       5,252,452     5,077,034
shares -- diluted



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